Exhibit 99.2

Behringer Harvard Completes Acquisition

of IPC US REIT Subsidiaries

Behringer Harvard REIT I, Inc. acquisitions now total approximately $4.8 billion

Dallas, December 12, 2007 — Behringer Harvard announced today that it has closed on the previously announced acquisition of publicly traded IPC US REIT and its portfolio of 34 U.S. office properties. The transaction, valued at approximately $1.4 billion, includes all of Toronto-based IPC US REIT’s subsidiaries at a purchase price of $9.75 per unit, of which approximately $600 million is equity and $800 million is outstanding debt.

“The IPC US REIT properties will complement the already robust portfolio we’ve built in Behringer Harvard REIT I, Inc.,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard. “This is a strategic purchase that further diversifies the portfolio from a geographic perspective and at the same time strengthens its presence in existing markets such as Philadelphia, Houston and Baltimore.”

The transaction, originally announced on August 14, completed a customary closing process, which included regulatory approval and third party consents, and the approval of IPC US REIT unitholders. The additional assets bring Behringer Harvard REIT I’s total holdings to 76 office properties with more than 25.1 million square feet of rentable office space that represent approximately $4.8 billion in acquisitions.

The former IPC US REIT assets are located in major U.S. cities. Collectively, the acquired portfolio represents 9.6 million square feet of net rentable space, which, as of September 30, 2007, was 92.2 percent leased. While the acquisition is comprised mainly of Class A, institutional-quality commercial office properties, it also includes attractive opportunities for value-added development as well.

The 34 properties include 500 East Pratt in Baltimore; McDonald Investment Center in Cleveland; Fifth Third Center in Columbus; three buildings in Houston collectively called Loop Central; Bank of America Plaza in Las Vegas; nine buildings in Louisville including One Oxmoor Place, Forum Office Park, Hurstbourne Place, Hurstbourne Park, Hurstborne Plaza, Lakeview, Steeplechase Place, Hunnington, and Executive Park; City Hall Plaza in Manchester, NH; Crescent Center in Memphis; Royal Caribbean Center and DeVry Institute in Miramar, Fla.; MetroCenter in Nashville; Energy Centre in New Orleans; Edgewater Plaza, 123 Tice Boulevard and 222 Bloomingdale Road in New York/New Jersey; United Plaza, the Wanamaker Building and 1650 Arch Street in Philadelphia; 11 Stanwix Street in Pittsburgh; 801 Thompson Avenue in Rockville, Md.; City Center and 5104 Eisenhower Blvd in Tampa/St. Petersburg, Fla.; Epic Center, One and Two Brittany Place in Wichita; and One and Two Chestnut Place in Worcester, Mass.

Wachovia Securities acted as Behringer Harvard’s M&A advisor and Baker & McKenzie LLP provided legal counsel to Behringer Harvard on the transaction.

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About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President-Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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